Exhibit 10.3
NORTHROP GRUMMAN CORPORATION
MODIFIED TERMS AND CONDITIONS APPLICABLE TO
2017 RESTRICTED STOCK RIGHTS
GRANTED UNDER THE 2011 LONG-TERM INCENTIVE STOCK PLAN

These Terms and Conditions (“Terms”) apply to certain “Restricted Stock Rights” (“RSRs”) granted by Northrop Grumman Corporation (the “Company”) in 2017 under its 2011 Long-Term Incentive Stock Plan. If you were granted an RSR award by the Company in 2017, the date of grant of your RSR award (the “Grant Date”) and the number of RSRs applicable to your award are set forth in the letter from the Company announcing your RSR award (your “Grant Letter”) and are also reflected in the electronic stock plan award recordkeeping system (“Stock Plan System”) maintained by the Company or its designee. These Terms apply only with respect to the 2017 RSR award. If you were granted an RSR award, you are referred to as the “Grantee” with respect to your award. Capitalized terms are generally defined in Section 12 below if not otherwise defined herein.
Each RSR represents a right to receive one share of the Company’s Common Stock, or cash of equivalent value as provided herein, subject to vesting as provided herein. The number of RSRs subject to your award is subject to adjustment as provided herein. The RSR award is subject to all of the terms and conditions set forth in these Terms, and is further subject to all of the terms and conditions of the Plan, as it may be amended from time to time, and any rules adopted by the Committee, as such rules are in effect from time to time. If you do not formally accept your RSR award, including these Terms, in accordance with the instructions and time limit set forth in your Grant Letter, you will be deemed to have forfeited your RSR award.

Bush (2017 Annual RSR Modification)    1

1.	Vesting; Issuance of Shares.
Subject to Sections 2 and 6 below, one hundred percent (100%) of the number of RSRs (and any Dividend Equivalents (as defined below)) subject to your award (subject to adjustment as provided in Section 6.1) shall vest upon the third anniversary of the Grant Date, provided that if the third anniversary of the Grant Date falls on a weekend or holiday, then the award shall vest on the next business day.
1.1 Payment of RSRs. Except as otherwise provided below, the Company shall pay an RSR subject to the award that vests (“Vested RSR”) (and related Dividend Equivalents) within 60 days following the vesting of the RSR on the third anniversary of the Grant Date. The Company shall pay such Vested RSRs in either an equivalent number of shares of Common Stock, or, in the discretion of the Committee, in cash or in a combination of shares of Common Stock and cash. In the event of a cash payment, the amount of the payment for each Vested RSR to be paid in cash will equal the Fair Market Value (as defined below) of a share of Common Stock as of the date that such RSR became vested.
1.2 Dividend Equivalents. The Grantee shall be entitled to payment for Dividend Equivalents (if any) with respect to any Vested RSRs. For purposes of these Terms, “Dividend Equivalents” means the aggregate amount of dividends paid by the Company on a number of shares of Common Stock equivalent to the number of Vested RSRs during the period from the Grant date until the date the Vested RSRs are paid (without interest or other adjustments to reflect the time value of money). Dividend Equivalents (if any) will be paid at the same time as the Vested RSRs to which they relate are paid. Dividend Equivalents will be paid in cash.

2.	Early Termination of Award; Termination of Employment.
2.1    General. The RSRs (and related Dividend Equivalents) subject to the award, to the extent not previously vested, shall terminate and become null and void if and when (a) the award terminates in connection with a Change in Control pursuant to Section 6 below, or (b) except as provided in Sections 2.6 and 2.7, and in Section 6, the Grantee ceases for any reason to be an employee of the Company or one of its subsidiaries.
2.2    Leave of Absence. Unless the Committee otherwise provides (at the time of the leave or otherwise), if the Grantee is granted a leave of absence by the Company, the Grantee (a) shall not be deemed to have incurred a termination of employment at the time such leave commences for purposes of the award, and (b)

shall be deemed to be employed by the Company for the duration of such approved leave of absence for purposes of the award. A termination of employment shall be deemed to have occurred if the Grantee does not timely return to active employment upon the expiration of such approved leave or if the Grantee commences a leave that is not approved by the Company.
2.3    Salary Continuation. Subject to Section 2.2 above, the term “employment” as used herein means active employment by the Company and salary continuation without active employment (other than a leave of absence approved by the Company that is covered by Section 2.2) will not, in and of itself, constitute “employment” for purposes hereof (in the case of salary continuation without active employment, the Grantee’s cessation of active employee status shall, subject to Section 2.2, be deemed to be a termination of “employment” for purposes hereof). Furthermore, salary continuation will not, in and of itself, constitute a leave of absence approved by the Company for purposes of the award.
2.4    Sale or Spinoff of Subsidiary or Business Unit. For purposes of the RSRs (and related Dividend Equivalents) subject to the award, a termination of employment of the Grantee shall be deemed to have occurred if the Grantee is employed by a subsidiary or business unit and that subsidiary or business unit is sold, spun off, or otherwise divested, the Grantee does not otherwise continue to be employed by the Company or one of its subsidiaries after such event, and the divested entity or business (or its successor or a parent company) does not assume the award in connection with such transaction. In the event of such a termination of employment, the termination shall be deemed to be an Early Retirement unless the Grantee was otherwise eligible at the time of termination for Normal Retirement (in which case, the termination shall be considered a Normal Retirement) treated as provided for in Section 2.7 (subject to Section 6).
2.5    Continuance of Employment Required. Except as expressly provided in Section 2.6, Section 2.7 and in Section 6, the vesting of the RSRs (and related Dividend Equivalents) subject to the award requires continued employment through the third anniversary of the Grant Date as a condition to the vesting of any portion of the award. Employment for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment. Nothing contained in these Terms, the Stock Plan System, or the Plan constitutes an employment commitment by the Company or any subsidiary, affects the Grantee’s status (if the Grantee is otherwise an at-will employee) as an employee at will who is subject to termination without cause, confers upon the Grantee any right to continue in the employ of the Company or any subsidiary, or interferes in any way with the right of the Company or of any subsidiary to terminate such employment at any time.
2.6    Death or Disability. If the Grantee dies or incurs a Disability while employed by the Company or a subsidiary and such death or Disability occurs more than six months after the Grant Date, the outstanding and previously unvested RSRs (and related Dividend Equivalents) subject to the award shall vest as of the date of the Grantee’s death or Disability, as applicable. RSRs (and related Dividend Equivalents) vesting under this Section shall be paid within 60 days following the earlier of (a) Grantee’s death or (b) Grantee’s Disability. In the event of the Grantee’s death prior to the delivery of shares or other payment with respect to any vested RSRs (and related Dividend Equivalents), the Grantee’s Successor shall be entitled to any payments to which the Grantee would have been entitled under these Terms with respect to such vested and unpaid RSRs (and related Dividend Equivalents).
2.7 Termination of Employment Due to Retirement. If the Grantee ceases to be employed by the Company or one of its subsidiaries due to the Grantee’s Early Retirement and such Early Retirement occurs more than six months after the Grant Date, the RSRs (and related Dividend Equivalents) subject to the award shall vest on a prorated basis. Such prorating of RSRs (and related Dividend Equivalents) shall be determined based on the number of days the Grantee was employed by the Company or a subsidiary in the period commencing with the Grant Date through and including the date on which the Grantee is last employed by the Company or a subsidiary, over the number of calendar days in the period commencing with the Grant Date through and including the third anniversary of the Grant Date. Any remaining unvested RSRs (and related Dividend Equivalents), after giving effect to the foregoing acceleration of vesting due to Grantee’s Early Retirement on July 31, 2019, shall vest and be paid on the same terms as if Grantee had remained employed through the full vesting period. If the Grantee ceases to be employed by the Company or one of its subsidiaries due to the Grantee’s Normal Retirement and such Normal Retirement occurs more than six months after the Grant Date, the RSRs (and related Dividend Equivalents) subject to the award shall vest in full.
Subject to the following provisions of this paragraph, RSRs (and related Dividend Equivalents) vesting under this Section shall be paid within 60 days following the Grantee’s Separation from Service. However, in the case of a Governmental Service

Retirement by the Grantee, payment of the vested RSRs (and related Dividend Equivalents) will be made within 20 days after the Grantee’s Early or Normal Retirement. If the Grantee is a Key Employee as of the date of the Grantee’s Separation from Service, the Grantee shall not be entitled to payment of his or her vested RSRs (and related Dividend Equivalents) pursuant to this Section until the earlier of (and payment shall be made upon or promptly after, and in all events within thirty (30) days after, the first to occur of) (a) the date which is six (6) months and one day after the Grantee’s Separation from Service, or (b) the date of the Grantee’s death. The provisions of the preceding sentence shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.
In determining the Grantee’s eligibility for Early or Normal Retirement, service is measured by dividing (a) the number of days the Grantee was employed by the Company or a subsidiary in the period commencing with his or her last date of hire by the Company or a subsidiary through and including the date on which the Grantee is last employed by the Company or a subsidiary, by (b) 365. If the Grantee ceased to be employed by the Company or a subsidiary and was later rehired by the Company or a subsidiary, the Grantee’s service prior to the break in service shall be disregarded in determining service for such purposes; provided that, if the Grantee’s employment with the Company or a subsidiary had terminated due to the Grantee’s Early Retirement, Normal Retirement, or by the Company or a subsidiary as part of a reduction in force (in each case, other than a termination by the Company or a subsidiary for cause) and, within the two-year period following such termination of employment (the “break in service”) the Grantee was subsequently rehired by the Company or a subsidiary, then the Grantee’s period of service with the Company or a subsidiary prior to and ending with the break in service will be included in determining service for such purposes. In the event the Grantee is employed by a business that is acquired by the Company or a subsidiary, the Company shall have discretion to determine whether the Grantee’s service prior to the acquisition will be included in determining service for such purposes.

3.	Non-Transferability and Other Restrictions.
3.1    Non-Transferability. The award, as well as the RSRs (and related Dividend Equivalents) subject to the award, are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. The foregoing transfer restrictions shall not apply to transfers to the Company. Notwithstanding the foregoing, the Company may honor any transfer required pursuant to the terms of a court order in a divorce or similar domestic relations matter to the extent that such transfer does not adversely affect the Company’s ability to register the offer and sale of the underlying shares on a Form S-8 Registration Statement and such transfer is otherwise in compliance with all applicable legal, regulatory and listing requirements.
3.2    Recoupment of Awards. Any payments or issuances of shares with respect to the award are subject to recoupment pursuant to the Company’s Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments as in effect from time to time, as well as any recoupment or similar provisions of applicable law, and the Grantee shall promptly make any reimbursement requested by the Board or Committee pursuant to such policy or applicable law with respect to the award. Further, the Grantee agrees, by accepting the award, that the Company and its affiliates may deduct from any amounts it may owe the Grantee from time to time (such as wages or other compensation) to the extent of any amounts the Grantee is required to reimburse the Company pursuant to such policy or applicable law with respect to the award.
4.Post-Employment Conduct.
4.1Corporate Policy Council Contribution. You acknowledge and agree that as a member of the Corporate Policy Council (“CPC”), you are involved in managing the global operations of the Company, incorporated in Delaware and headquartered in Virginia. You are involved in the most sensitive and proprietary matters affecting the Company, its subsidiaries, predecessors, and/or affiliates (collectively, “Northrop Grumman”), including from a technical, strategic and financial perspective, and are widely exposed to confidential, sensitive and proprietary information concerning Northrop Grumman’s global operations, at the headquarters and each of the operating sectors, including in the areas of manned and unmanned aircraft, space, C4ISR, cyber, sensors, electronics, through-life support and technical services. Your job responsibilities require that you have a primary office location in Virginia and/or you spend substantial time at the corporate headquarters in Virginia, among other things, attending CPC and other leadership meetings, and managing operations and employees in Virginia. You occupy one of the most senior executive positions in the Company and have far-reaching access to highly confidential, valuable and sensitive information, customer, vendor and employee relationships, intellectual property, strategic and tactical plans, and financial information and plans. The Company has a legitimate business interest in restricting your ability to compete in the specific manner set forth below. The Company has provided you this grant, subject to these

Terms and as consideration for the restrictive covenants set forth in this section 4.

4.2Non-Competition. For a period of thirty-six (36) months from the date of the termination of Grantee’s employment for any reason (other than a Reduction-in-Force as determined at the Company’s sole discretion) (“Termination”), you will not, directly or indirectly, oversee, control, participate in, or support the design, operation, research, manufacture, marketing, sale, or distribution of “Competitive Products and Services”. For the purpose of this section, “Competitive Products and Services” shall mean products or services that compete for resources with, or are an alternative or potential alternative to, the products sold or services provided by Northrop Grumman, including without limitation products and services in the areas of manned and unmanned aircraft, space, C4ISR, cyber, sensors, electronics, through-life support and technical services.

4.3Non-Solicitation of Customers. For a period of thirty-six (36) months from your Termination, you shall not, directly or indirectly, solicit any customer, supplier, or teammate of Northrop Grumman with whom you engaged, or about whom you received confidential, sensitive, or proprietary information, in the course of your employment with Northrop Grumman, for purposes of providing products or services in competition with Northrop Grumman. In the case of a governmental, regulatory or administrative agency, commission, department or other governmental authority, the customer is determined by reference to the specific program offices or activities for which Northrop Grumman provides goods or services.

4.4Non-Solicitation of Employees. For a period of thirty-six (36) months from your Termination, you shall not, directly or indirectly, solicit or offer to hire, any person who was, within a period of six months prior to your Termination, employed by Northrop Grumman, with whom you worked or about whom you received information in the course of your employment with Northrop Grumman.

4.5Non-Disparagement. You will not issue or communicate any statement, whether verbal or written, or take any other action that disparages or may be interpreted to disparage the Company, its products, services, officers, directors, or employees; provided that the foregoing shall not apply to any truthful statements made in connection with a legal process, including government investigation.

4.6Exceptions. You may request an exception to the covenants in Sections 4.2, 4.3, or 4.4 by making a written request to the Company’s Chief Human

Resources Officer, with such exceptions being considered at the sole discretion of the Company and communicated in writing to you.

4.7Reasonableness. You agree that the restrictions set forth in Sections 4.2, 4.3, and 4.4 are (i) reasonable and necessary in all respects, including duration, territory and scope of activity, in order to protect the Company’s legitimate business interests, (ii) that the parties have attempted to limit your right to compete only to the extent necessary to protect the Company’s legitimate business interests, and (iii) that you will be able to earn a livelihood without violating the restrictions in this section. It is the intent of the parties that the provisions of this section shall be enforced to the fullest extent permissible under applicable law. However, if any portion of Sections 4.2, 4.3, or 4.4 is deemed unenforceable, the parties agree that a court or arbitrator may revise the portion deemed unenforceable to the maximum extent possible to achieve the objective of the parties, and the remainder of the section shall remain in full force and affect.

4.8Remedies. If you violate any provision in Section 4.2, 4.3, 4.4 and/or 4.5 of this section, the Company shall have the right to terminate without payment to you any unvested and/or unpaid RSRs (and associated Dividend Equivalents) and require that you immediately deliver to the Company an amount in cash equal to the aggregate Fair Market Value, determined as of the vesting and/or payment date of all RSRs already received, including any Dividend Equivalents, within one year prior to the breach. Further, you acknowledge and agree that a breach of any of the provisions of this section will result in immediate, irreparable, and continuing damage to the Company for which there is no adequate remedy at law, and the Company will be entitled to injunctive relief, a decree of specific performance, and other relief as may be proper, including monetary damages, to the maximum extent available.

5.	Compliance with Laws; No Stockholder Rights Prior to Issuance.
The Company’s obligation to make any payments or issue any shares with respect to the award is subject to full compliance with all then applicable requirements of law, the Securities and Exchange Commission, or other regulatory agencies having jurisdiction over the Company and its shares, and of any exchange upon which stock of the Company may be listed. The Grantee shall not have the rights and privileges of a stockholder, including without limitation the right to vote or receive dividends (except as expressly provided in these Terms with respect to Dividend Equivalents), with respect to any shares which may be issued in respect of the RSRs until the date appearing on the certificate(s) for such shares (or, in the case of shares entered in book entry form, the date that the shares are actually recorded in such form for the benefit of the Grantee), if such shares become deliverable.

6.	Adjustments; Change in Control.
6.1.    Adjustments. The RSRs, Dividend Equivalents, and the shares subject to the award are subject to adjustment upon the occurrence of events such as stock splits, stock dividends and other changes in capitalization in accordance with Section 6(a) of the Plan.
6.2.    Possible Acceleration on Change in Control. Notwithstanding the provisions of Section 2 hereof, and further subject to the Company’s ability to terminate the award as provided in Section 6.3 below, the outstanding and previously unvested RSRs (and related Dividend Equivalents) subject to the award shall become fully vested as of the date of the Grantee’s termination of employment if the termination occurs either within the Protected Period corresponding to a Change in Control of the Company or within twenty-four (24) calendar months following the date of a Change in Control of the Company, the Grantee’s employment by the Company and its subsidiaries is involuntarily terminated by the Company and its subsidiaries for reasons other than Cause or by the Grantee for Good Reason.
Notwithstanding anything else contained herein to the contrary, the termination of the Grantee’s employment (or other events giving rise to Good Reason) shall not entitle the Grantee to any accelerated vesting pursuant to this Section 6.2 if there is objective evidence that, as of the commencement of the Protected Period, the Grantee had specifically been identified by the Company as an employee whose employment would be terminated as part of a corporate restructuring or downsizing program that commenced prior to the Protected Period and such termination of employment was expected at that time to occur within six (6) months.
Payment of any RSRs (and related Dividend Equivalents) that vest under this Section will be made at the time provided for in Section 2.7 as though the termination of the Grantee’s employment was due to a Normal Retirement.
6.3.    Automatic Acceleration; Early Termination. If the Company undergoes a Change in Control triggered by clause (iii) or (iv) of the definition thereof and the Company is not the surviving entity and the successor to the Company (if any) (or a Parent thereof) does not agree in writing prior to the occurrence of the Change in

Control to continue and assume the award following the Change in Control, or if for any other reason the award would not continue after the Change in Control, then upon the Change in Control the outstanding and previously unvested RSRs (and related Dividend Equivalents) subject to the award shall vest fully and completely. Unless the Committee expressly provides otherwise in the circumstances, no acceleration of vesting of the award shall occur pursuant to this Section 6.3 in connection with a Change in Control if either (a) the Company is the surviving entity, or (b) the successor to the Company (if any) (or a Parent thereof) agrees in writing prior to the Change in Control to assume the award. The Committee may make adjustments pursuant to Section 6(a) of the Plan and/or deem an acceleration of vesting of the award pursuant to this Section 6.3 to occur sufficiently prior to an event if necessary or deemed appropriate to permit the Grantee to realize the benefits intended to be conveyed with respect to the shares underlying the RSRs (and related Dividend Equivalents); provided, however, that, the Committee may reinstate the original terms of the award if the related event does not actually occur.
Payment of any RSRs (and related Dividend Equivalents) that vest under this Section 6.3 will be made within 60 days of the third anniversary of the Grant Date unless, prior to such date: (i) the Grantee dies or has a Disability, in which case such payment will be made within 60 days of the Grantee’s death or Disability, as the case may be, or (ii) the Grantee has a Separation from Service, in which case such payment will be made at the time provided for in Section 2.7 as though the termination of the Grantee’s employment was due to a Normal Retirement.

7.	Tax Matters.
7.1.    Tax Withholding. The Company or the subsidiary which employs the Grantee shall be entitled to require, as a condition of making any payments or issuing any shares upon vesting of the RSRs (and related Dividend Equivalents), that the Grantee or other person entitled to such shares or other payment pay the minimum sums required to be withheld by federal, state, local or other applicable tax law with respect to such vesting or payment. Alternatively, the Company or such subsidiary, in its discretion, may make such provisions for the withholding of taxes as it deems appropriate (including, without limitation, withholding the taxes due from compensation otherwise payable to the Grantee or reducing the number of shares otherwise deliverable with respect to the award (valued at their then Fair Market Value) by the amount necessary to satisfy such statutory minimum withholding obligations).

7.2.    Transfer Taxes. The Company will pay all federal and state transfer taxes, if any, and other fees and expenses in connection with the issuance of shares in connection with the vesting of the RSRs.
7.3.    Compliance with Code. The Committee shall administer and construe the award, and may amend the Terms of the award, in a manner designed to comply with the Code and to avoid adverse tax consequences under Code Section 409A.
7.4.    Unfunded Arrangement. The right of the Grantee to receive payment under the award shall be an unsecured contractual claim against the Company. As such, neither the Grantee nor any Successor shall have any rights in or against any specific assets of the Company based on the award. Awards shall at all times be considered entirely unfunded for tax purposes.
7.5    Code Section 280G. Notwithstanding any other provision of this Agreement to the contrary, in the event that any amounts payable to you as a result of Section 6.2 or 6.3 hereof, either alone or together with amounts payable pursuant to any other plan, program or arrangement (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 7.5 would be subject to the excise tax imposed by Section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), then the vesting acceleration provided in Section 6.2 or 6.3, as applicable, shall be either (a) provided to you in full, or (b) provided to you to such lesser extent that would result in no portion of the payments so accelerated being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. All determinations required to be made under this Section 7.5 shall be made by a registered public accounting firm selected by the Company, which shall provide supporting calculations both to the Company and you no later than the date of the applicable Change in Control. In the event that the Payments are to be reduced pursuant to this Section 7.5, such Payments shall be reduced such that the reduction of compensation to be provided to the Executive as a result of this Section 7.5 is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
8.Choice of Law; Venue; Arbitration.

This agreement shall be governed by the laws of the State of Delaware. Any cause of action or claim arising out of or related to the terms and conditions applicable to this grant will be determined through final and binding arbitration, in accordance with Northrop Grumman CTM H200 USHR 2-32, provided that the prevailing party in the arbitration shall be entitled to receive from the losing party reasonably incurred attorneys’ fees and costs. You and the Company agree that any arbitration hearing and related proceedings shall be convened and conducted in Falls Church, VA. If you or the Company believes they require immediate relief to enforce or challenge these terms, before arbitration is commenced or concluded, either party may seek injunctive or other provisional equitable relief from a state or federal court in the Commonwealth of Virginia.  All court actions or proceedings arising under these terms shall be heard in a state or federal court in the Commonwealth of Virginia.  The Company and you hereby agree to the jurisdiction of the state and federal courts in the Commonwealth of Virginia and waive any right to object to such actions on grounds of venue, jurisdiction or convenience.

9.	Committee Authority.
The Committee has the discretionary authority to determine any questions as to the date when the Grantee’s employment terminated and the cause of such termination and to interpret any provision of these Terms, the Grant Letter, the Stock Plan System, the Plan, and any other applicable rules. Any action taken by, or inaction of, the Committee relating to or pursuant to these Terms, the Grant Letter, the Stock Plan System, the Plan, or any other applicable rules shall be within the absolute discretion of the Committee and shall be conclusive and binding on all persons.

10.	Plan; Amendment.
The RSRs (and related Dividend Equivalents) subject to the award are governed by, and the Grantee’s rights are subject to, all of the terms and conditions of the Plan and any other rules adopted by the Committee, as the foregoing may be amended from time to time. The Grantee shall have no rights with respect to any amendment of these Terms or the Plan unless such amendment is in writing and signed by a duly authorized officer of the Company. In the event of a conflict between the provisions of the Grant Letter and/or the Stock Plan System and the provisions of these Terms and/or the Plan, the provisions of these Terms and/or the Plan, as applicable, shall control.

11.	Required Holding Period.

The holding requirements of this Section 11 shall apply to any Grantee who is an elected or appointed officer of the Company on the date Vested RSRs are paid (or, if earlier, on the date the Grantee’s employment by the Company and its subsidiaries terminates for any reason). Any Grantee subject to this Section 11 shall not be permitted to sell, transfer, anticipate, alienate, assign, pledge, encumber or charge 50% of the total number (if any) of shares of Common Stock the Grantee receives as payment for Vested RSRs until the earlier of (A) the third anniversary of the date such shares of Common Stock are paid to the Grantee, (B) the date the Grantee’s employment by the Company and its subsidiaries terminates due to the Grantee’s death or Disability, (C) the occurrence of a Change in Control that results in termination and payment under Section 6.2 or 6.3 above, or (D) with respected to Grantee’s entering a U.S. federal government position only, the latest of (i) the date the Grantee’s employment with the Company terminates, or (ii) the date the Grantee formally accepts the government position in writing, or (iii) the date the government confirms the Grantee (for positions requiring nomination and confirmation). For purposes of this Section 11, the total number of shares of Common Stock the Grantee receives as payment for Vested RSRs shall be determined on a net basis after taking into account any shares otherwise deliverable with respect to the award that the Company withholds to satisfy tax obligations pursuant to Section 7.1. Any shares of Common Stock received in respect of shares that are covered by the holding period requirements of this Section 11 (such as shares received in respect of a stock split or stock dividend) shall be subject to the same holding period requirements as the shares to which they relate.

12.	Definitions.
Whenever used in these Terms, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
“Board” means the Board of Directors of the Company.
“Cause” means the occurrence of either or both of the following:

(i)
The Grantee’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses, as a result of vicarious liability, or as a result of good faith actions as an officer of the Company); or

(ii)	The willful engaging by the Grantee in misconduct that is significantly injurious to the

Company. However, no act, or failure to act, on the Grantee’s part shall be considered “willful” unless done, or omitted to be done, by the Grantee not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.
“Change in Control” is used as defined in the Plan.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Committee” means the Company’s Compensation Committee or any successor committee appointed by the Board to administer the Plan.
“Common Stock” means the Company’s common stock.
“Disability” means, with respect to a Grantee, that the Grantee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Grantee’s employer; all construed and interpreted consistent with the definition of “Disability” set forth in Code Section 409A(a)(2)(C).
“Early Retirement” means that the Grantee’s employment terminates in any of the following circumstances, and other than a termination of employment that constitutes a Normal Retirement or occurs in connection with a termination by the Company or a subsidiary for cause:
(i) a termination of employment after the Grantee has attained age 55 with at least 10 years of service.

(ii)	a termination of employment by the Company or a subsidiary as part of a reduction in force and, at the time of such termination, the Grantee has attained age 53 with at least 10 years of service.

(iii)	a termination of employment by the Company or a subsidiary as part of a reduction in force and, at the time of such termination, the sum of the Grantee’s age and years of service is at least 75.

“Fair Market Value” is used as defined in the Plan; provided, however, the Committee in determining such Fair Market Value for purposes of the award may utilize such other exchange, market, or listing as it deems appropriate.
“Good Reason” means, without the Grantee’s express written consent, the occurrence of any one or more of the following:

(i)
A material and substantial reduction in the nature or status of the Grantee’s authorities or responsibilities (when such authorities and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than (A) an inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Grantee, and/or (B) changes in the nature or status of the Grantee’s authorities or responsibilities that, in the aggregate, would generally be viewed by a nationally-recognized executive placement firm as resulting in the Grantee having not materially and substantially fewer authorities and responsibilities (taking into consideration the Company’s industry) when compared to the authorities and responsibilities applicable to the position held by the Grantee immediately prior to the start of the Protected Period. The Company may retain a nationally-recognized executive placement firm for purposes of making the determination required by the preceding sentence and the written opinion of the firm thus selected shall be conclusive as to this issue.

In addition, if the Grantee is a vice president, the Grantee’s loss of vice-president status will constitute “Good Reason”; provided that the loss of the title of “vice president” will not, in and of itself, constitute Good Reason if the Grantee’s lack of a vice president title is generally consistent with the manner in which the title of vice president is used within the Grantee’s business unit or if the loss of the title is the result of a promotion to a higher level office. For the purposes of the preceding sentence, the Grantee’s lack of a vice-president title will only be considered generally consistent with the manner in which such title is used if most persons in the business unit with authorities, duties, and responsibilities comparable to those of the Grantee immediately prior to the commencement of the Protected Period do not have the title of vice-president.

(ii)	A material reduction by the Company in the Grantee’s annualized rate of base salary as in effect at the start of the Protected Period, or as the same shall be increased from time to time.

(iii)
A material reduction in the aggregate value of the Grantee’s level of participation in any of the Company’s short and/or long-term incentive compensation plans (excluding stock-based incentive compensation plans), employee benefit or retirement plans, or policies, practices, or arrangements in which the Grantee participates immediately prior to the start of the Protected Period; provided, however, that a reduction in the aggregate value shall not be deemed to be “Good Reason” if the reduced value remains substantially consistent with the average level of other employees who have positions commensurate with the position held by the Grantee immediately prior to the start of the Protected Period.

(iv)
A material reduction in the Grantee’s aggregate level of participation in the Company’s stock-based incentive compensation plans from the level in effect immediately prior to the start of the Protected Period; provided, however, that a reduction in the aggregate level of participation shall not be deemed to be “Good Reason” if the reduced level of participation remains substantially consistent with the average level of participation of other employees who have positions commensurate with the position held by the Grantee immediately prior to the start of the Protected Period.

(v)
The Grantee is informed by the Company that his or her principal place of employment for the Company will be relocated to a location that is greater than fifty (50) miles away from the Grantee’s principal place of employment for the Company at the start of the corresponding Protected Period; provided that, if the Company communicates an intended effective date for such relocation, in no event shall Good Reason exist pursuant to this clause (v) more than ninety (90) days before such intended effective date.

The Grantee’s right to terminate employment for Good Reason shall not be affected by the Grantee’s incapacity due to physical or mental illness. The Grantee’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein.
“Governmental Service Retirement” means an Early or Normal Retirement by the Grantee where the

Grantee accepts a position in the federal government or a state or local government and an accelerated distribution under the award is permitted under Code Section 409A based on such government employment and related ethics rules.
“Key Employee” means an employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) of the Company or an Affiliated Company (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) if the Company’s or an Affiliated Company’s stock is publicly traded on an established securities market or otherwise. The Company shall determine in accordance with a uniform Company policy which participants are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Section 409A. Such determination shall be effective for the twelve (12) month period commencing on April 1 of the following year.
“Normal Retirement” means that the Grantee terminates employment after attaining age 65 with at least 10 years of service (other than in connection with a termination by the Company or a subsidiary for cause). In the case of a Grantee who is an officer of the Company subject to the Company’s mandatory retirement at age 65 policy and who, at the applicable time, is not otherwise eligible for Normal Retirement as defined in the preceding sentence, “Normal Retirement” as to that Grantee means that the Grantee’s employment is terminated pursuant to such mandatory retirement policy (regardless of the Grantee’s years of service and other than in connection with a termination by the Company or a subsidiary for cause).
“Parent” is used as defined in the Plan.
“Plan” means the Northrop Grumman 2011 Long-Term Incentive Stock Plan, as it may be amended form time to time.
The “Protected Period” corresponding to a Change in Control of the Company shall be a period of time determined in accordance with the following:

(i)
If the Change in Control is triggered by a tender offer for shares of the Company’s stock or by the offeror’s acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(ii)
If the Change in Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(iii)
In the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and including the date of the Change in Control.

“Separation from Service” means when the Grantee dies, retires, or otherwise has a termination of employment with the Company and its subsidiaries that constitutes a “separation from service” within the meaning of United States Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
“Successor” means the person acquiring a Grantee’s rights to a grant under the Plan by will or by the laws of descent or distribution.

AGREED: ____________________

Date: ________________________